Exhibit 99.1

FOR IMMEDIATE RELEASE
HARVEST NATURAL RESOURCES ANNOUNCES SALE OF
UTAH OIL AND GAS ASSETS FOR $215 MILLION
HOUSTON March 22, 2011 — Harvest Natural Resources, Inc. (“Harvest” or “the Company”) (NYSE: HNR) today announced it has entered into a definitive agreement with an affiliate of Newfield Exploration Company (Newfield) (NYSE:NFX) to sell all of the Company’s oil and gas assets in Utah’s Uinta Basin for $215 million in cash. The sale has an effective date of March 1, 2011.
Harvest President and Chief Executive Officer, James Edmiston, said, “This transaction provides Harvest with an opportunity to quickly capture the value created by two years of highly successful land acquisition, exploration, appraisal and development work. We are proud of the fact that we were able to pioneer a new oil resource play in an area that had seen essentially no drilling activity for the past 25 years, and we are especially proud that we were able to reach this milestone only one year after making our initial oil discovery in our Bar F well.”
Edmiston continued, “The sale refocuses the Company on its international portfolio and the net proceeds from this transaction will yield a strong balance sheet to reduce its outstanding debt, continue the execution of our highly prospective international exploration programs in Indonesia, Gabon and Oman while at the same time continuing our strategic alternatives process.”
The net proceeds from the sale are estimated to be $205 million after deduction for transaction related costs. Closing is expected to occur in May 2011 and the final sales price is subject to customary adjustments at closing at that time.
The oil and gas assets are located in Harvest’s Antelope project area in the Uinta Basin of Utah and consist of approximately 69,000 gross acres (47,600 net acres). Harvest owned a working interest of approximately 70 percent in the Uinta assets. The transaction includes wells operated by both Harvest and Newfield.
Bank of America Merrill Lynch served as the Company’s financial advisor in connection with the transaction. This transaction is part of the Company’s ongoing process of exploring strategic alternatives announced in September of 2010.
Conference call
Harvest will hold a conference call at 1:00 p.m. CDT on Tuesday, March 22, 2011, during which management will discuss this transaction and the ongoing strategic alternative process. To access the conference call, dial 888-523-1227 or 719-457-2633, five to ten minutes prior to the start time. At that time you will be asked to provide the conference number, which is 2656399. A recording of the conference call will also be available for replay at 719-457-0820 passcode 2656399, until March 31, 2011.

The conference call will also be transmitted over the internet through the Company’s website at www.harvestnr.com. To listen to the live webcast, enter the web site fifteen minutes before the call to register, download and install any necessary audio software. For those who cannot listen to the live broadcast, a replay of the webcast will be available beginning shortly after the call, and will remain on the web site for approximately 90 days.
About Harvest Natural Resources
Harvest Natural Resources, Inc., headquartered in Houston, Texas, is an independent energy company with principal operations in Venezuela, producing and exploration assets in the United States, exploration assets in Indonesia, West Africa and China and Oman and business development offices in Singapore and the United Kingdom. For more information visit the Company’s website at www.harvestnr.com.
     CONTACT:
     Stephen C. Haynes
     Vice President, Chief Financial Officer
     (281) 899-5716
This press release may contain projections and other forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. They include estimates and timing of expected oil and gas production, oil and gas reserve projections of future oil pricing, future expenses, planned capital expenditures, anticipated cash flow and our business strategy. All statements other than statements of historical facts may constitute forward-looking statements. Although Harvest believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Actual results may differ materially from Harvest’s expectations as a result of factors discussed in Harvest’s 2010 Annual Report on Form 10-K and other public filings.